MPLX LP Reports Fourth Quarter and Full-Year 2020 Financial Results

•Reported fourth quarter net income attributable to MPLX of $691 million and full-year net loss of $720 million (includes non-cash impairment charges of $3.4 billion)
•Reported fourth quarter adjusted EBITDA attributable to MPLX of $1.4 billion and full-year adjusted EBITDA of $5.2 billion
•Generated $4.5 billion in net cash provided by operating activities for the full-year 2020, enabling the return of over $3 billion in capital to unitholders
•Achieved excess cash flow for 2020 after capital investments and distributions; commenced unit repurchase program
•Reduced 2021 growth capital outlook to $800 million

FINDLAY, Ohio, Feb. 2, 2021 - MPLX LP (NYSE: MPLX) today reported fourth-quarter 2020 net income attributable to MPLX of $691 million, compared to a net loss attributable to MPLX of $581 million for the fourth quarter of 2019. Fourth-quarter 2019 results include non-cash impairment charges of $1.2 billion primarily related to goodwill associated with western U.S. gathering and processing businesses. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1.4 billion, compared with $1.3 billion in the fourth quarter of 2019.

The Logistics and Storage (L&S) segment reported segment income from operations of $662 million and adjusted EBITDA of $884 million for the quarter, down $15 million and up $31 million, respectively, versus the fourth quarter of last year. The Gathering and Processing (G&P) segment reported segment income from operations of $258 million and adjusted EBITDA of $471 million for the quarter, up $1.3 billion and $5 million, respectively, versus the fourth quarter of last year.

During the quarter, MPLX generated $1.2 billion in net cash provided by operating activities and $1.2 billion of distributable cash flow. Distribution coverage was 1.58x for the fourth quarter of 2020. MPLX also announced a fourth-quarter 2020 distribution of $0.6875 per common unit, consistent with the prior quarter.

"As we look back on the unprecedented challenges we faced in 2020, we are proud of the way our performance highlighted the resiliency and stability of our underlying businesses," said Michael J. Hennigan, chairman, president and chief executive officer. "Our results demonstrate our commitment to executing on the priorities we laid out for the year. We took necessary steps to reduce our long-term cost structure and achieved excess cash flow for the full year, giving us the financial flexibility to begin repurchasing units.

"Looking forward to 2021, we have outlined a growth capital spending outlook that allows us to focus on investments that deliver the most attractive returns. We also continue to work on opportunities for lowering costs and driving efficiencies in the business. This emphasis on strict capital discipline, along with growing EBITDA, supports our continuing goal of generating excess cash flow for 2021, providing the opportunity to return incremental capital to our unitholders.”

Financial Highlights

	Three Months Ended Dec. 31		Twelve Months Ended December 31
(In millions, except per unit and ratio data)	2020	2019	2020	2019
Net income (loss) attributable to MPLX(a)	$691	$(581)	$(720)	$1,033
Adjusted net (loss) income attributable to MPLX(b)	N/A	(581)	N/A	1,434
Adjusted EBITDA attributable to MPLX LP(c)	1,355	1,319	5,211	5,104
Net cash provided by operating activities	1,185	1,092	4,521	4,082
Distributable cash flow attributable to MPLX LP(c)	1,155	1,045	4,327	4,100
Distribution per common unit(d)	$0.6875	$0.6875	$2.7500	$2.6900
Distribution coverage ratio(e)	1.58x	1.42x	1.46x	1.51x
Consolidated debt to adjusted EBITDA(f)	3.9x	4.1x	3.9x	4.1x

(a)    The twelve months ended Dec. 31, 2020 includes impairments related to equity method investments of approximately $1.3 billion, goodwill impairment of approximately $1.8 billion and long-lived asset impairments of approximately $0.3 billion, all within our G&P operating segment.
(b)    Includes net income attributable to predecessor for the twelve months ended Dec. 31, 2019. The predecessor period represents the period prior to MPLX's acquisition of Andeavor Logistics LP (ANDX) on July 30, 2019.
(c)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation below. Includes adjusted EBITDA and distributable cash flow (DCF) adjustments attributable to predecessor. For the twelve months ended Dec. 31, 2019, adjusted EBITDA attributable to MPLX LP excluding predecessor results was $4.3 billion.
(d)    Distributions declared by the board of directors of MPLX's general partner.
(e)    DCF attributable to GP and LP unitholders (including DCF attributable to predecessor) divided by total GP and LP distributions declared. For the twelve months ended Dec. 31, 2019, DCF attributable to predecessor has been included with no corresponding distribution being declared by MPLX for the first quarter of 2019, resulting in a distribution coverage ratio of 1.51x.
(f)    Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. See reconciliation below. 2019 is shown as historically presented and has not been adjusted for predecessor impacts.

Segment Results (including predecessor)

(In millions)	Three Months Ended Dec. 31		Twelve Months Ended December 31
Segment income (loss) from operations (unaudited)	2020	2019	2020	2019
Logistics and Storage	$662	$677	$2,743	$2,752
Gathering and Processing	258	(1,023)	(2,532)	(375)

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	884	853	3,488	3,351
Gathering and Processing	$471	$466	$1,723	$1,753

Logistics & Storage

L&S segment income from operations for the fourth quarter of 2020 decreased by $15 million while segment adjusted EBITDA for the fourth quarter of 2020 increased by $31 million. Both results are compared to the same period in 2019. EBITDA for the quarter benefited from lower operating expenses and the strength of underlying contracts, partially offset by lower demand due to the COVID-19 pandemic.

Total pipeline throughputs were 4.7 million barrels per day (bpd) in the fourth quarter, a decrease of 8% versus the same quarter of 2019. The average tariff rate was $0.90 per barrel for the quarter, consistent with the same quarter of 2019. Terminal throughput was 2.6 million bpd for the quarter, a decrease of 21% versus the same quarter of 2019.

Gathering & Processing

G&P segment income from operations for the fourth quarter of 2020 increased by $1.3 billion while segment adjusted EBITDA for the fourth quarter of 2020 increased by $5 million. Both results are compared to the same period in 2019. Fourth-quarter 2019 income from operations results include non-cash impairment charges of $1.2 billion primarily related to goodwill associated with western U.S. G&P businesses. EBITDA for the current quarter was primarily driven by lower operating costs partially offset by production curtailments and shut-ins. In the fourth quarter of 2020:
•Gathered volumes averaged 5.3 billion cubic feet per day (bcf/d), a 15% decrease versus the fourth quarter of 2019.
•Processed volumes averaged 8.7 bcf/d, a 1% decrease versus the fourth quarter of 2019.
•Fractionated volumes averaged 585 thousand bpd, a 5% increase versus the fourth quarter of 2019.

In the Marcellus and Utica:
•Gathered volumes in Marcellus averaged 1.3 bcf/d in the fourth quarter, a 4% decrease versus the fourth quarter of 2019, while gathered volumes in Utica averaged 1.8 bcf/d in the fourth quarter, a 22% decrease versus the fourth quarter of 2019.
•Processed volumes in Marcellus averaged 5.8 bcf/d in the fourth quarter, an 8% increase versus the fourth quarter of 2019, while processed volumes in Utica averaged 0.6 bcf/d in the fourth quarter, a 25% decrease versus the fourth quarter of 2019.
•Fractionated volumes in Marcellus averaged 492 thousand bpd in the fourth quarter, a 10% increase versus the fourth quarter of 2019, while fractionated volumes in Utica averaged 30 thousand bpd in the fourth quarter, a 27% decrease versus the fourth quarter of 2019.

Strategic Update

MPLX announced a 2021 growth capital outlook of $800 million focused on projects expected to deliver the highest returns and support the generation of excess cash flow. The company repurchased $33 million of common units held by the public in the fourth quarter of 2020.

In line with previously announced efforts around portfolio optimization, the company intends to close the sale of its Javelina plant in Corpus Christi, Texas, in early 2021. MPLX remains committed to portfolio optimization, focusing on the assets that have long-term strategic value to the company.

In the L&S segment, MPLX continues to advance its strategy of creating integrated crude oil and natural gas logistics systems from the Permian to the U.S. Gulf Coast. The Wink to Webster crude oil pipeline, in which MPLX has an equity interest, continues to progress, with segments and assets expected to come online throughout 2021. The 36-inch diameter pipeline, of which 100% of the contractible capacity is committed with minimum volume commitments (MVCs), will originate in the Permian Basin and have destination points in the Houston market, including Marathon Petroleum Corporation's (MPC's) Galveston Bay refinery.

Also in the Permian, the Whistler Pipeline is being designed to transport approximately 2 bcf/d of natural gas from Waha, Texas, to the Agua Dulce market in south Texas, ultimately reaching MPC’s Galveston Bay refinery. MPLX has an equity interest in Whistler, which is expected to be placed in service in the second half of 2021. Whistler is more than 90% committed with MVCs.

MPLX, WhiteWater Midstream (WWM), and West Texas Gas, Inc. (WTG) through a joint venture (JV) continue to progress a solution for natural gas liquids takeaway capacity from MPLX and WTG gas processing plants to Sweeny, Texas. The JV utilizes existing infrastructure with limited new construction and is a capital-efficient solution to support producer customers.

In the G&P segment, during the quarter WWM and MPLX announced the substantial completion of a 1.8 bcf/d expansion of their joint venture Agua Blanca pipeline system. The Agua Blanca system is connected to almost 20 gas processing sites in the Delaware Basin. The system is anticipated to be brought into full service in early 2021.

Financial Position and Liquidity

As of Dec. 31, 2020, MPLX had $15 million in cash, $3.3 billion available through its bank revolving credit facility expiring in July 2024, and $1.5 billion available through its intercompany loan agreement with MPC. The company's leverage ratio was 3.9x at Dec. 31, 2020.

On Jan.15, 2021, MPLX redeemed all of its $750 million outstanding aggregate principal amount of 5.250% senior notes due Jan. 15, 2025.

MPLX remains committed to maintaining an investment-grade credit profile.

Conference Call

At 9:30 a.m. EST today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related material, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Taryn Erie, Manager, Investor Relations

Media Contact: (419) 421-3312
Jamal Kheiry, Manager, Communications

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months pro forma adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); distribution coverage ratio; and free cash flow (FCF) and excess/deficit cash flow. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision/benefit for income taxes; (iii) amortization of deferred financing costs; (iv) gain/loss on extinguishment of debt; (v) non-cash equity-based compensation; (vi) impairment expense; (vii) net interest and other financial costs; (viii) income/loss from equity method investments; (ix) distributions and adjustments related to equity method investments; (x) unrealized derivative gains/losses; (xi) acquisition costs; (xii) noncontrolling interest and (xiii) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; (iv) equity method investment capital expenditures paid out; and (v) other adjustments as deemed necessary.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

FCF and excess/deficit cash flow are financial performance measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define FCF as net cash provided by operating activities adjusted for (i) net cash used in investing activities; (ii) contributions from MPC; (iii) contributions from noncontrolling interests and (iv) distributions to noncontrolling interests. We define excess/deficit cash flow as FCF adjusted for distributions to common and preferred unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (MPLX). These forward-looking statements relate to, among other things, MPLX’s expectations, estimates and projections concerning the business and operations, financial priorities and strategic plans of MPLX. These statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the magnitude and duration of the COVID-19 pandemic and its effects, including travel restrictions, business and school closures, increased remote work, stay at home orders and other actions taken by individuals, government and the private sector to stem the spread of the virus, and the adverse impact thereof on our business, financial condition, results of operations and cash flows, including, but not limited to, our growth, operating costs, labor availability, logistical capabilities, customer demand for our services and industry demand generally, cash position, taxes, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally; the ability to reduce capital and operating expenses; the risk of further impairments; the amount and timing of future distributions; negative capital market conditions, including an increase of the current yield on common units; the ability to achieve strategic and financial objectives, including positive free cash flow in 2021, and with respect to distribution coverage, future distribution levels, proposed projects and completed transactions; the success of Marathon Petroleum Corporation’s (MPC) portfolio optimization, including the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute business plans, growth strategies and self-funding models and to effect any common unit repurchases; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions as a result of the COVID-19 pandemic (including any related government policies and actions), other infectious disease outbreaks, natural hazards, extreme weather events or otherwise; general economic, political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas or NGLs, regulation or taxation and other economic and political developments (including those caused by public health issues and outbreaks); non-payment or non-performance by our producer and other customers; changes to the expected construction costs and timing of projects and planned investments, and the ability to obtain regulatory and other approvals with respect thereto;

completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to financial policies, capital budgets, and earnings and distributions; the ability to manage disruptions in credit markets or changes to credit ratings; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; other risk factors inherent to MPLX’s industry; risks related to MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2019, and in Forms 10-Q and other filings, filed with Securities and Exchange Commission (SEC).

Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the magnitude and duration of the COVID-19 pandemic and its effects, including travel restrictions, business and school closures, increased remote work, stay at home orders and other actions taken by individuals, government and the private sector to stem the spread of the virus, and the adverse impact thereof on the business, financial condition, results of operations and cash flows, including, but not limited to, growth, operating costs, labor availability, logistical capabilities, customer demand for products and industry demand generally, margins, inventory value, cash position, taxes, the price of securities and trading markets with respect thereto, the ability to access capital markets, and the global economy and financial markets generally; the ability to reduce capital and operating expenses; with respect to the planned sale of Speedway, the ability to successfully complete the sale within the expected timeframe, on the expected terms, or at all, based on numerous factors, including the failure to satisfy any of the conditions to the consummation of the planned transaction (including obtaining certain governmental or regulatory approvals on the proposed terms and schedule), the occurrence of any event, change or other circumstance that could give rise to the termination of the planned transaction; MPC’s ability to utilize the proceeds as anticipated; the risk that the dissynergy costs, costs of restructuring transactions and other costs incurred in connection with the planned transaction will exceed our estimates; and our ability to capture value and realize the other expected benefits from the associated ongoing supply relationship following consummation of the planned sale; the risk that the cost savings and any other synergies from MPC’s acquisitions may not be fully realized or may take longer to realize than expected; the risk of further impairments; the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; future levels of revenues, refining and marketing margins, operating costs, gasoline and distillate margins, merchandise margins, income from operations, net income and earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental and maintenance expenditures; general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects, including the potential conversion of MPC’s Martinez Refinery to a renewable diesel facility; the receipt of relevant third party and/or regulatory approvals; the reliability of processing units and other equipment; the successful realization of business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of such repurchases; the adequacy of capital resources and liquidity, including availability, timing and amounts of free cash flow necessary to execute business plans, complete announced capital projects and to effect any share repurchases or to maintain or increase the dividend; the effect of restructuring or reorganization of business components, including those undertaken in connection with the planned sale of Speedway and workforce reduction; the potential effects of judicial or other proceedings, including remedial actions involving removal and reclamation obligations under environmental regulations, on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions as a result of the COVID-19 pandemic (including any related government policies and actions), other infectious disease outbreaks, natural hazards, extreme weather events or otherwise; general economic, political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas or NGLs, regulation or taxation and other economic and political developments (including those caused by public health issues and outbreaks); non-payment or non-performance by producer and other customers; compliance with federal and state environmental, economic, health and safety, energy and other policies, permitting and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2019, and in Forms 10-Q and other filings, filed with the SEC.

We have based our forward-looking statements on our current expectations, estimates and projections about our business and industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. Any forward-looking statements speak only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statements except to the extent required by applicable law. Copies of MPLX's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)	Three Months Ended Dec. 31		Twelve Months Ended December 31
(In millions, except per unit data)	2020	2019	2020	2019
Revenues and other income:
Operating revenue	$955	$1,014	$3,586	$3,832
Operating revenue - related parties	1,154	1,231	4,660	4,793
Income (loss) from equity method investments	76	35	(936)	290
Other income	64	36	259	126
Total revenues and other income	2,249	2,316	7,569	9,041
Costs and expenses:
Operating expenses	519	625	2,000	2,316
Operating expenses - related parties	304	378	1,276	1,396
Depreciation and amortization	385	338	1,377	1,254
Impairment expense	—	1,197	2,165	1,197
General and administrative expenses	89	95	378	388
Restructuring expenses	1	—	37	—
Other taxes	31	29	125	113
Total costs and expenses	1,329	2,662	7,358	6,664
Income (loss) from operations	920	(346)	211	2,377
Interest and other financial costs	219	229	896	915
Income (loss) before income taxes	701	(575)	(685)	1,462
Provision (benefit) for income taxes	1	(2)	2	—
Net income (loss)	700	(573)	(687)	1,462
Less: Net income attributable to noncontrolling interests	9	8	33	28
Less: Net income attributable to Predecessor	—	—	—	401
Net income (loss) attributable to MPLX LP	691	(581)	(720)	1,033
Less: Series A preferred unit distributions	20	20	81	81
Less: Series B preferred unit distributions	10	10	41	17
Limited partners’ interest in net income (loss) attributable to MPLX LP	$661	$(611)	$(842)	$935

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common - basic	$0.63	$(0.58)	$(0.80)	$1.00
Common - diluted	$0.63	$(0.58)	$(0.80)	$1.00
Weighted average limited partner units outstanding:
Common units – basic	1,040	1,058	1,051	906
Common units – diluted	1,040	1,058	1,051	907

Select Financial Statistics (unaudited)	Three Months Ended Dec. 31		Twelve Months Ended December 31
(In millions, except ratio data)	2020	2019	2020	2019
Common unit distributions declared by MPLX
Common units (LP) - public(a)	$269	$270	$1,079	$988
Common units - MPC(a)	445	446	1,793	1,647
Total GP and LP distribution declared	714	716	2,872	2,635

Preferred unit distributions(b)
Series A preferred unit distributions(c)	20	20	81	81
Series B preferred unit distributions(d)	10	11	41	42
Total preferred unit distributions	30	31	122	123

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(e)(f)	1,355	1,319	5,211	5,104
DCF attributable to GP and LP unitholders(e)(f)	$1,125	$1,015	$4,200	$3,978
Distribution coverage ratio(g)	1.58x	1.42x	1.46x	1.51x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,185	$1,092	$4,521	$4,082
Investing activities	(202)	(874)	(1,262)	(3,063)
Financing activities	$(996)	$(244)	$(3,259)	$(1,089)

(a)    The distribution on common units for the three and twelve months ended Dec. 31, 2019 includes the impact of the issuance of approximately 102 million units issued to public unitholders and approximately 161 million units issued to MPC in connection with MPLX's acquisition of ANDX on July 30, 2019.
(b)    Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred assuming a distribution is declared by the Board of Directors (distributions on Series B preferred units are declared and payable semi-annually on Feb. 15th and Aug. 15th or the first business day thereafter). Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.
(c)    Series A preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control. These units rank senior to all common units with respect to distributions and rights upon liquidation and effective May 13, 2018, on an as-converted basis, preferred unit holders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units.
(d)    Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on Feb. 15 and Aug. 15 or the first business day thereafter.
(e)    Non-GAAP measure. See reconciliation below.
(f)    Includes predecessor EBITDA and DCF that is attributable to the period prior to the acquisition date of July 30, 2019. For the twelve months ended Dec. 31, 2019, adjusted EBITDA attributable to MPLX LP excluding predecessor results was $4.3 billion.
(g)    DCF attributable to GP and LP unitholders (including DCF attributable to predecessor) divided by total GP and LP distribution declared. For the twelve months ended Dec. 31, 2019, DCF attributable to predecessor has been included with no corresponding distribution being declared by MPLX for the first quarter of 2019, resulting in a distribution coverage ratio of 1.51x.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$15	$15
Total assets	36,414	40,430
Total long-term debt(a)	20,139	20,307
Redeemable preferred units	968	968
Total equity	$13,017	$16,613
Consolidated total debt to adjusted EBITDA(b)	3.9x	4.1x

Partnership units outstanding:
MPC-held common units	647	666
Public common units	391	392

(a)    Outstanding intercompany borrowings were zero as of Dec. 31, 2020, and $594 million as of Dec. 31, 2019. Includes unamortized debt issuance costs, unamortized discount/premium and long-term debt due within one year.
(b)    Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $397 million and $406 million of unamortized discount and debt issuance costs as of Dec. 31, 2020, and Dec. 31, 2019, respectively.

Operating Statistics (unaudited)(a)	Three Months Ended Dec. 31			Twelve Months Ended December 31
	2020	2019	% Change	2020	2019	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	2,970	3,196	(7)%	2,998	3,228	(7)%
Product pipelines	1,753	1,923	(9)%	1,714	1,886	(9)%
Total pipelines	4,723	5,119	(8)%	4,712	5,114	(8)%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.97	$0.97	—%	$0.96	$0.94	2%
Product pipelines	0.78	0.78	—%	0.81	0.75	8%
Total pipelines	$0.90	$0.90	—%	0.91	0.87	5%

Terminal throughput (mbpd)	2,606	3,313	(21)%	2,673	3,279	(18)%

Barges at period-end	300	286	5%	300	286	5%
Towboats at period-end	23	23	—%	23	23	—%

(a)    Statistics for the twelve months ended Dec. 31, 2019, are inclusive of predecessor operations.

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended Dec. 31			Twelve Months Ended Dec. 31
	2020	2019	% Change	2020	2019	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,281	1,329	(4)%	1,349	1,287	5%
Utica Operations(b)	—	—	—%	—	—	—%
Subtotal	1,281	1,329	(4)%	1,349	1,287	5%
Southwest Operations	1,385	1,651	(16)%	1,430	1,625	(12)%
Bakken Operations	136	158	(14)%	137	151	(9)%
Rockies Operations	476	602	(21)%	511	630	(19)%
Total gathering throughput	3,278	3,740	(12)%	3,427	3,693	(7)%

Natural gas processed (mmcf/d)
Marcellus Operations	4,259	4,136	3%	4,198	4,192	—%
Utica Operations(b)	—	—	—%	—	—	—%
Subtotal	4,259	4,136	3%	4,198	4,192	—%
Southwest Operations	1,448	1,690	(14)%	1,471	1,629	(10)%
Southern Appalachian Operations	231	244	(5)%	231	244	(5)%
Bakken Operations	135	158	(15)%	136	151	(10)%
Rockies Operations	471	564	(16)%	502	572	(12)%
Total natural gas processed	6,544	6,792	(4)%	6,538	6,788	(4)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	492	446	10%	472	435	9%
Utica Operations(b)	—	—	—%	—	—	—%
Subtotal	492	446	10%	472	435	9%
Southwest Operations	21	21	—%	18	15	20%
Southern Appalachian Operations	12	13	(8)%	12	12	—%
Bakken Operations	26	31	(16)%	25	24	4%
Rockies Operations	4	5	(20)%	4	4	—%
Total C2 + NGLs fractionated	555	516	8%	531	490	8%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements. Statistics for the twelve months ended Dec. 31, 2019, are inclusive of predecessor operations.
(b)    The Utica region relates to operations for partnership-operated equity method investments and thus does not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended Dec. 31			Twelve Months Ended Dec. 31
	2020	2019	% Change	2020	2019	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,281	1,329	(4)%	1,349	1,287	5%
Utica Operations	1,753	2,241	(22)%	1,818	2,200	(17)%
Subtotal	3,034	3,570	(15)%	3,167	3,487	(9)%
Southwest Operations	1,459	1,658	(12)%	1,483	1,628	(9)%
Bakken Operations	136	158	(14)%	137	151	(9)%
Rockies Operations	636	806	(21)%	688	828	(17)%
Total gathering throughput	5,265	6,192	(15)%	5,475	6,094	(10)%

Natural gas processed (mmcf/d)
Marcellus Operations	5,769	5,339	8%	5,629	5,248	7%
Utica Operations	552	734	(25)%	578	810	(29)%
Subtotal	6,321	6,073	4%	6,207	6,058	2%
Southwest Operations	1,519	1,720	(12)%	1,537	1,636	(6)%
Southern Appalachian Operations	231	244	(5)%	231	244	(5)%
Bakken Operations	135	158	(15)%	136	151	(10)%
Rockies Operations	471	564	(16)%	502	572	(12)%
Total natural gas processed	8,677	8,759	(1)%	8,613	8,661	(1)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	492	446	10%	472	435	9%
Utica Operations	30	41	(27)%	31	44	(30)%
Subtotal	522	487	7%	503	479	5%
Southwest Operations	21	21	—%	18	15	20%
Southern Appalachian Operations	12	13	(8)%	12	12	—%
Bakken Operations	26	31	(16)%	25	24	4%
Rockies Operations	4	5	(20)%	4	4	—%
Total C2 + NGLs fractionated	585	557	5%	562	534	5%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments. Statistics for the twelve months ended Dec. 31, 2019 are inclusive of predecessor operations.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(In millions)	2020	2019	2020	2019
L&S segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	$884	$853	$3,488	$3,351
G&P segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	471	466	1,723	1,753
Adjusted EBITDA attributable to MPLX LP (including predecessor results)	1,355	1,319	5,211	5,104
Depreciation and amortization	(385)	(338)	(1,377)	(1,254)
(Provision) benefit for income taxes	(1)	2	(2)	—
Amortization of deferred financing costs	(17)	(13)	(61)	(42)
Gain on extinguishment of debt	5	—	19	—
Non-cash equity-based compensation	(2)	(5)	(14)	(22)
Impairment expense	—	(1,197)	(2,165)	(1,197)
Restructuring expenses	(1)	—	(37)	—
Net interest and other financial costs	(207)	(216)	(854)	(873)
Income (loss) from equity method investments(a)	76	35	(936)	290
Distributions/adjustments related to equity method investments	(130)	(163)	(499)	(562)
Unrealized derivative (losses) gains(b)	(2)	(6)	(3)	1
Acquisition costs	—	—	—	(14)
Other	(1)	—	(6)	(1)
Adjusted EBITDA attributable to noncontrolling interests	10	9	37	32
Net income (loss)	$700	$(573)	$(687)	$1,462

(a)    Includes impairment charges of $1,264 million for the twelve months ended Dec. 31, 2020.
(b)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(In millions)	2020	2019	2020	2019
L&S segment income from operations	$662	$677	$2,743	$2,752
Depreciation and amortization	193	130	633	503
Restructuring expenses	2	—	29	—
Income from equity method investments	(28)	(41)	(154)	(200)
Distributions/adjustments related to equity method investments	52	83	221	267
Acquisition costs	—	—	—	14
Non-cash equity-based compensation	2	4	10	14
Other	1	—	6	1
L&S segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	884	853	3,488	3,351
L&S predecessor segment adjusted EBITDA attributable to MPLX LP	—	—	—	(603)
L&S segment adjusted EBITDA attributable to MPLX LP	$884	$853	$3,488	$2,748

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(In millions)	2020	2019	2020	2019
G&P segment income (loss) from operations	$258	$(1,023)	$(2,532)	$(375)
Depreciation and amortization	192	208	744	751
Impairment expense	—	1,197	2,165	1,197
Restructuring expenses	(1)	—	8	—
(Income) loss from equity method investments	(48)	6	1,090	(90)
Distributions/adjustments related to equity method investments	78	80	278	295
Unrealized derivative losses (gains)(a)	2	6	3	(1)
Non-cash equity-based compensation	—	1	4	8
Adjusted EBITDA attributable to noncontrolling interest	(10)	(9)	(37)	(32)
G&P segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	471	466	1,723	1,753
G&P predecessor segment adjusted EBITDA attributable to MPLX LP	—	—	—	(167)
G&P segment adjusted EBITDA attributable to MPLX LP	$471	$466	$1,723	$1,586

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(In millions)	2020	2019	2020	2019
Net income (loss)	$700	$(573)	$(687)	$1,462
Provision for income taxes	1	(2)	2	—
Amortization of deferred financing costs	17	13	61	42
Gain on extinguishment of debt	(5)	—	(19)	—
Net interest and other financial costs	207	216	854	873
Income (loss) from operations	920	(346)	211	2,377
Depreciation and amortization	385	338	1,377	1,254
Non-cash equity-based compensation	2	5	14	22
Impairment expense	—	1,197	2,165	1,197
Restructuring expenses	1	—	37	—
(Income) loss from equity method investments	(76)	(35)	936	(290)
Distributions/adjustments related to equity method investments	130	163	499	562
Unrealized derivative losses (gains)(a)	2	6	3	(1)
Acquisition costs	—	—	—	14
Other	1	—	6	1
Adjusted EBITDA	1,365	1,328	5,248	5,136
Adjusted EBITDA attributable to noncontrolling interests	(10)	(9)	(37)	(32)
Adjusted EBITDA attributable to predecessor(b)	—	—	—	(770)
Adjusted EBITDA attributable to MPLX LP	1,355	1,319	5,211	4,334
Deferred revenue impacts	52	27	144	94
Net interest and other financial costs	(207)	(216)	(854)	(873)
Maintenance capital expenditures	(53)	(88)	(161)	(262)
Maintenance capital expenditures reimbursements	15	19	46	53
Equity method investment capital expenditures paid out	(7)	(12)	(23)	(28)
Restructuring expenses	(1)	—	(37)	—
Other	1	(4)	1	12
Portion of DCF adjustments attributable to predecessor(b)	—	—	—	159
DCF attributable to MPLX LP	1,155	1,045	4,327	3,489
Preferred unit distributions(c)	(30)	(30)	(127)	(122)
DCF attributable to GP and LP unitholders (excluding predecessor results)	1,125	1,015	4,200	3,367
Adjusted EBITDA attributable to predecessor(b)	—	—	—	770
Portion of DCF adjustments attributable to predecessor(b)	—	—	—	(159)
DCF attributable to GP and LP unitholders (including predecessor results)	$1,125	$1,015	$4,200	$3,978

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.
(b)    The adjusted EBITDA and DCF adjustments related to predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders prior to the acquisition date.
(c)    Includes MPLX distributions declared on the Series A preferred units, Series B preferred units and TexNew Mex units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units, Series B preferred units and TexNew Mex units are not available to common unitholders.

Reconciliation of Net Income to LTM Pro forma adjusted EBITDA (unaudited)	Three Months Ended December 31
(In millions)	2020	2019
LTM Net (loss) income	$(687)	$1,462
LTM Net income to adjusted EBITDA adjustments	5,898	2,872
LTM Adjusted EBITDA attributable to MPLX LP	5,211	4,334
LTM Pro forma/Predecessor adjustments for acquisitions	—	770
LTM Pro forma adjusted EBITDA	5,211	5,104
Consolidated debt(a)	$20,536	$20,713
Consolidated debt to adjusted EBITDA(b)	3.9x	4.1x

(a)    Consolidated debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated debt includes long-term debt due within one year and borrowing under the loan agreement with MPC.
(b)    2019 is shown as historically presented and has not been adjusted for predecessor impacts.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(In millions)	2020	2019	2020	2019
Net cash provided by operating activities	$1,185	$1,092	$4,521	$4,082
Changes in working capital items	(50)	(26)	(204)	108
All other, net	3	14	(3)	(9)
Non-cash equity-based compensation	2	5	14	22
Net (loss) gain on disposal of assets	(3)	3	(4)	6
Restructuring expenses	1	—	37	—
Current income taxes	1	1	3	2
Gain on extinguishment of debt	(5)	—	(19)	—
Net interest and other financial costs	207	216	854	873
Asset retirement expenditures	—	—	—	1
Unrealized derivative losses (gains)(a)	2	6	3	(1)
Acquisition costs	—	—	—	14
Other adjustments related to equity method investments	21	17	40	37
Other	1	—	6	1
Adjusted EBITDA	1,365	1,328	5,248	5,136
Adjusted EBITDA attributable to noncontrolling interests	(10)	(9)	(37)	(32)
Adjusted EBITDA attributable to predecessor(b)	—	—	—	(770)
Adjusted EBITDA attributable to MPLX LP	1,355	1,319	5,211	4,334
Deferred revenue impacts	52	27	144	94
Net interest and other financial costs	(207)	(216)	(854)	(873)
Maintenance capital expenditures	(53)	(88)	(161)	(262)
Maintenance capital expenditures reimbursements	15	19	46	53
Equity method investment capital expenditures paid out	(7)	(12)	(23)	(28)
Restructuring expenses	(1)	—	(37)	—
Other	1	(4)	1	12
Portion of DCF adjustments attributable to predecessor(b)	—	—	—	159
DCF attributable to MPLX LP	1,155	1,045	4,327	3,489
Preferred unit distributions(c)	(30)	(30)	(127)	(122)
DCF attributable to GP and LP unitholders (excluding predecessor results)	1,125	1,015	4,200	3,367
Adjusted EBITDA attributable to predecessor(b)	—	—	—	770
Portion of DCF adjustments attributable to predecessor(b)	—	—	—	(159)
DCF attributable to GP and LP unitholders (including predecessor results)	$1,125	$1,015	$4,200	$3,978

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.
(b)    The adjusted EBITDA and DCF adjustments related to predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders prior to the acquisition date.
(c)    Includes MPLX distributions declared on the Series A preferred units, Series B preferred units and TexNew Mex units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units, Series B preferred units and TexNew Mex units are not available to common unitholders.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(In millions)	2020	2019	2020	2019
Net cash provided by operating activities(a)	$1,185	$1,092	$4,521	$4,082
Adjustments to reconcile net cash provided by operating activities to free cash flow
Net cash used in investing activities	(202)	(874)	(1,262)	(3,063)
Contributions from MPC	16	22	50	74
Contributions from noncontrolling interests	—	1	—	95
Distributions to noncontrolling interests	(11)	(10)	(37)	(30)
Free cash flow	988	231	3,272	1,158
Distributions to common and preferred unitholders(b)	(742)	(724)	(3,006)	(3,039)
Excess (deficit) cash flow(c)	$246	$(493)	$266	$(1,881)

(a)    The three and twelve months ended Dec. 31, 2020, include a decrease in working capital of $50 million and $204 million, respectively. The three and twelve months ended Dec. 31, 2019, include a decrease in working capital of $26 million and an increase in working capital of $108 million, respectively.
(b)    For the twelve months ended Dec. 31, 2019, this amount includes distributions to common unitholders and Series B unitholders attributable to the Predecessor.
(c)    In the fourth quarter of 2020, $33 million of excess cash flow generated was used to repurchase common units held by the public.

Capital Expenditures (unaudited)	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(In millions)	2020	2019	2020	2019
Capital Expenditures:
Growth capital expenditures	$101	$522	$778	$2,000
Growth capital reimbursements	(2)	(4)	(4)	(21)
Investments in unconsolidated affiliates	22	219	266	713
Return of capital	(11)	(16)	(123)	(18)
Contributions from noncontrolling interests	—	(1)	—	(95)
Capitalized interest	(8)	(15)	(39)	(51)
Total growth capital expenditures	102	705	878	2,528
Maintenance capital expenditures	53	88	161	262
Maintenance capital reimbursements	(15)	(19)	(46)	(53)
Total maintenance capital expenditures	38	69	115	209

Total growth and maintenance capital expenditures	140	774	993	2,737
Investments in unconsolidated affiliates(a)	(22)	(219)	(266)	(713)
Return of capital(a)	11	16	123	18
Contributions from noncontrolling interests(b)	—	1	—	95
Growth and maintenance capital reimbursements(c)	17	23	50	74
Decrease in capital accruals	47	78	244	146
Capitalized interest	8	15	39	51
Additions to property, plant and equipment, net(a)	$201	$688	$1,183	$2,408

(a)     Investments in unconsolidated affiliate, return of capital and additions to property, plant and equipment, net are shown as separate lines within Investing activities in the Consolidated Statements of Cash Flows.
(b)     Contributions from noncontrolling interests are shown as separate line within financing activities in the Consolidated Statements of Cash Flows.
(c)     Growth and maintenance capital reimbursements are included in the contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.